Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-264427 on Form S-1 of our report dated March 30, 2022 (June 3, 2022, as to the effects of the reverse recapitalization described in Note 1), relating to the financial statements of Fast Radius Operations, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 3, 2022